SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

CHARLES & COLVARD, LTD.
(Exact name of registrant as specified in its charter)

North Carolina	3800 Gateway Boulevard, Suite 310 Morrisville, North Carolina 27560	56-1928817
(State or other jurisdiction of incorporation or organization)	(Address of principal executive offices, including zip code)	(I.R.S. Employer Identification Number)

1997 OMNIBUS STOCK PLAN OF
CHARLES & COLVARD, LTD.
(Full title of the plan)

Robert S. Thomas
President and Chief Executive Officer
Charles & Colvard, Ltd.
3800 Gateway Boulevard, Suite 310
Morrisville, North Carolina 27560
(919) 468-0399
(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)

Common Stock, no par value (1)	800,000 shares	$3.13–$4.40 per share	$3,149,017	$290

(1)	Each share of common stock includes one preferred share purchase right.
(2)
Pursuant to Rule 457(c) and (h)(1), based on (i) the average ($4.40) of the high ($4.55) and low ($4.25) sales prices of the Company’s common stock on October 29, 2002, as reported on the Nasdaq National Market (507,887 shares); and (ii) the average option price ($3.13) for 292,113 shares being registered herein which are available for issuance upon the exercise of outstanding options granted under the Company’s 1997 Omnibus Stock Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed by Charles & Colvard, Ltd. (the “Company”) with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the Commission on March 25, 2002.

(b) The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002, filed with the Commission on May 9, 2002 and August 9, 2002, respectively.

(c) The description of the Company’s Common Stock, no par value (the “Common Stock”), contained in the Company’s Registration Statement on Form 8-A, filed pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) with the Commission on November 7, 1997, including any amendment or report filed for the purpose of updating such description.

(d) The Company’s shareholder rights plan filed as Exhibit 4.3 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed with the Commission on March 18, 1999.

(e) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the period referred to in (a), above.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Pursuant to General Instruction E to Form S-8, the contents of Registration Statement Nos. 333-43613 and 333-93211 on Form S-8 are hereby incorporated by reference on this Registration Statement on Form S-8.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

The legality of the securities offered hereby has been passed upon by the firm of Womble Carlyle Sandridge & Rice, PLLC, counsel to the Company. Attorneys of the firm hold an aggregate of approximately 72,113 shares of Common Stock of the Company.

Item 6.    Indemnification of Directors and Officers.

Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, such sections provide that (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense and it is determined as provided by statute that the director or officer meets a certain standard of conduct, but the corporation may not indemnify a director or officer if he is liable to the corporation or is adjudged liable on the basis that personal benefit was improperly received by him. A director or officer of a corporation who is a party to a proceeding may also apply to the courts for indemnification, and the court may order indemnification under certain circumstances set forth in the statute. A corporation may, in its articles of incorporation or bylaws or by contract or resolution, provide indemnification in addition to that provided by statute, subject to certain conditions.

The Company’s bylaws provide for the indemnification of any director or officer of the Company against liabilities and litigation expenses arising out of his status as such, excluding (i) any liabilities or litigation expenses relating to activities which were at the time taken known or believed by such person to be clearly in conflict with the best interest of the Company and (ii) that portion of any liabilities or litigation expenses with respect to which such person is entitled to receive payment under any insurance policy.

The Company’s articles of incorporation provide for the elimination of the personal liability of each director of the Company to the fullest extent permitted by law.

The Company has obtained directors’ and officers’ liability insurance, under which directors and officers of the Company may be insured or indemnified against certain liabilities which they may incur in their capacity as such.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

The following exhibits are filed as a part of this Registration Statement:

Number	Description

4.1	Amended and Restated Articles of Incorporation of C3, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form S-1 (File No. 333-36809)).

4.2
Articles of Amendment of C3, Inc. (incorporated by reference to Item 3.2 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed with the Commission on March 18, 1999).

4.3	Amended and Restated Bylaws of C3, Inc. (incorporated by reference to Exhibit 3.2 of the Company’s Registration Statement on Form S-1 (File No. 333-36809)).

4.4
Articles of Amendment to the Company’s Articles of Incorporation (incorporated by reference to Exhibit 3.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, filed with the Commission on
August 11, 2000).

4.5
Specimen Certificate of Common Stock (incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed with the Commission on March 18, 1999).

4.6
Rights Agreement dated as of February 22, 1999 between C3. Inc., and First Union National Bank as Rights Agent, including the Form of Rights Certificate as Exhibit A (incorporated by reference to Exhibit 4.3 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed with the Commission on March 18, 1999).

5	Opinion of Womble Carlyle Sandridge & Rice, PLLC.

23.1	Consent of Womble Carlyle Sandridge & Rice, PLLC (included in Exhibit 5).

23.2	Consent of Deloitte & Touche, LLP.

24	Power of Attorney.

99	1997 Omnibus Stock Plan of Charles & Colvard, Ltd., as amended.

Item 9.    Undertakings.

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; provided, however, that notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Charles & Colvard, Ltd. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Morrisville, State of North Carolina, on this 31st day of October, 2002.

CHARLES & COLVARD, LTD.

By:	/S/ ROBERT S. THOMAS
Robert S. Thomas President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 31, 2002.

/S/ ROBERT S. THOMAS Name: Robert S. Thomas President, Chief Executive Officer and Director (Principal Executive Officer)	/S/ CHESTER L. F. PAULSON* Name: Chester L. F. Paulson Director

/S/ JAMES R. BRAUN* Name: James R. Braun Vice President of Finance and Chief Financial Officer (Principal Accounting Officer)	/S/ FREDERICK A. RUSS* Name: Frederick A. Russ Director

Name: Walter J. O’Brien Director	/S/ GEORGE A. THORNTON, III* Name: George A. Thornton, III Director

*By:	/S/ ROBERT S. THOMAS
Name: Robert S. Thomas Attorney-in-Fact

EXHIBIT INDEX
to
Registration Statement on Form S-8 of
Charles & Colvard, Ltd.

Number	Description

4.1	Amended and Restated Articles of Incorporation of C3, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form S-1 (File No. 333-36809)).

4.2
Articles of Amendment of C3, Inc. (incorporated by reference to Item 3.2 of the Company’s Annual Report on Form
10-K for the fiscal year ended December 31, 1998, filed with the Commission on March 18, 1999).

4.3	Amended and Restated Bylaws of C3, Inc. (incorporated by reference to Exhibit 3.2 of the Company’s Registration Statement on Form S-1 (File No. 333-36809)).

4.4
Articles of Amendment to the Company’s Articles of Incorporation (incorporated by reference to Exhibit 3.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, filed with the Commission on August 11, 2000).

4.5
Specimen Certificate of Common Stock (incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed with the Commission on March 18, 1999).

4.6
Rights Agreement dated as of February 22, 1999 between C3. Inc., and First Union National Bank as Rights Agent, including the Form of Rights Certificate as Exhibit A (incorporated by reference to Exhibit 4.3 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed with the Commission on March 18, 1999).

5	Opinion of Womble Carlyle Sandridge & Rice, PLLC.

23.1	Consent of Womble Carlyle Sandridge & Rice, PLLC (included in Exhibit 5).

23.2	Consent of Deloitte & Touche LLP.

24	Power of Attorney.

99	1997 Omnibus Stock Plan of Charles & Colvard, Ltd., as amended.